Albertsons® Companies, Inc. Reports Third Quarter Fiscal 2025 Results

Boise, ID - January 7, 2026 - Albertsons® Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the third quarter of fiscal 2025, which ended November 29, 2025.

Third Quarter of Fiscal 2025 Highlights
•Identical sales increased 2.4%
•Digital sales increased 21%
•Loyalty members increased 12% to 49.8 million
•Net income of $293 million, or $0.55 per share
•Adjusted net income of $390 million, or $0.72 per share
•Adjusted EBITDA of $1,039 million

"In the third quarter, we delivered solid results and continued to advance our strategic priorities," said Susan Morris, Chief Executive Officer. "Our investments in technology and AI are fundamentally reshaping how we operate and serve our customers; driving smarter decisions, greater efficiency, and more personalized experiences. Growth in our digital and pharmacy channels, combined with disciplined execution and targeted investments, is strengthening our value proposition and positioning us for success."

Morris added, "As we look ahead, I am confident that our modernized technology foundation, relentless focus on productivity, and commitment to innovation will enable us to deliver sustainable long-term value for our customers, associates, and shareholders."

Third Quarter of Fiscal 2025 Results

Net sales and other revenue increased 1.9% to $19,123.7 million for the 12 weeks ended November 29, 2025 ("third quarter of fiscal 2025") from $18,774.5 million during the 12 weeks ended November 30, 2024 ("third quarter of fiscal 2024"). This increase was driven by a 2.4% increase in identical sales, with strong growth in pharmacy sales being the primary driver of the identical sales increase. We also continued to grow our digital sales with a 21% increase during the third quarter of fiscal 2025. These increases in Net sales and other revenue were partially offset by a net reduction in sales driven by store closures since the third quarter of fiscal 2024 and lower fuel sales. In addition, we estimate the temporary government shutdown and related delayed SNAP funding during the third quarter of fiscal 2025 negatively impacted identical sales by approximately 10 to 20 basis points.

Gross margin rate decreased to 27.4% during the third quarter of fiscal 2025 compared to 27.9% during the third quarter of fiscal 2024. Excluding the impact of fuel and LIFO expense, gross margin rate decreased 55 basis points compared to the third quarter of fiscal 2024. This decrease in gross margin rate was driven by increases in delivery and handling costs related to the continued growth in our digital sales, and strong growth in pharmacy sales, which carries an overall lower gross margin rate. We also continue to make incremental investments in our customer value proposition which were funded by the benefits from our productivity initiatives.

Selling and administrative expenses decreased to 24.9% of Net sales and other revenue during the third quarter of fiscal 2025 compared to 25.1% during the third quarter of fiscal 2024. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 33 basis points. This decrease in

Selling and administrative expenses as a percentage of Net sales and other revenue was primarily attributable to the sales leveraging of employee costs and lower merger-related costs, partially offset by an increase in business transformation costs. The benefits from our productivity initiatives continue to partially offset increasing wage rates and other inflationary pressures on our operating expenses.

Net gain on property dispositions and impairment losses was $1.2 million during the third quarter of fiscal 2025 compared to net loss of $10.2 million during the third quarter of fiscal 2024.

Interest expense, net was $116.0 million during the third quarter of fiscal 2025 compared to $109.0 million during the third quarter of fiscal 2024.

Other income, net was $4.0 million during the third quarter of fiscal 2025 compared to $5.6 million during the third quarter of fiscal 2024.

Income tax expense was $84.4 million during the third quarter of fiscal 2025, representing a 22.3% effective tax rate, compared to $14.5 million during the third quarter of fiscal 2024, representing a 3.5% effective tax rate. The increase in the effective rate was primarily driven by the recognition of $81.0 million of discrete state income tax benefits related to the settlement of audits during the third quarter of fiscal 2024.

Net income was $293.3 million, or $0.55 per share, during the third quarter of fiscal 2025, compared to $400.6 million, or $0.69 per share, during the third quarter of fiscal 2024. The third quarter of fiscal 2024 included the $81.0 million or $0.14 per share benefit related to certain discrete state income tax benefits related to the settlement of audits.

Adjusted net income was $390.3 million, or $0.72 per share, during the third quarter of fiscal 2025, compared to $420.3 million, or $0.71 per share, during the third quarter of fiscal 2024.

Adjusted EBITDA was $1,038.7 million, or 5.4% of Net sales and other revenue, during the third quarter of fiscal 2025 compared to $1,065.1 million, or 5.7% of Net sales and other revenue, during the third quarter of fiscal 2024.

Capital Allocation and Common Stock Repurchase Program

During the first 40 weeks of fiscal 2025, capital expenditures were $1,412.8 million, which primarily included the completion of 74 remodels, the opening of five new stores and continued investment in our digital and technology platforms. During the third quarter of fiscal 2025, the Company paid its quarterly dividend of $0.15 per share on November 7, 2025 to stockholders of record as of October 24, 2025. On January 7, 2026, the Company announced the next quarterly dividend payment of $0.15 per share to be paid on February 6, 2026 to stockholders of record as of the close of business on January 23, 2026.

On October 14, 2025, the Company entered into an accelerated share repurchase agreement (the "ASR Agreement") with JPMorgan Chase Bank, National Association ("JPMorgan") to repurchase $750 million of shares of the Company's common stock. Also on October 14, 2025, the Company announced that the Board of Directors authorized an increase to the share repurchase program from $2.0 billion to $2.75 billion, inclusive of the ASR Agreement. On October 15, 2025, the Company paid JPMorgan $750.0 million in cash and received an initial delivery of 35.4 million shares of common stock with a value equal to $600.0 million as of the date the ASR Agreement was executed, representing an estimated 80% of the total shares initially underlying the ASR Agreement. The delivery of any remaining shares will occur at the final settlement of the transactions under the ASR Agreement, which is expected to occur in the first calendar quarter of 2026. The number of shares to be delivered upon final settlement will be based on the average of the volume-weighted average share price of the Company's common stock on specified dates during the term of the ASR Agreement, less a discount. During the first 40 weeks of fiscal 2025, inclusive of the $750.0 million ASR Agreement, the Company invested $1,361.6 million for the repurchase of common stock pursuant to the existing multi-year $2.75 billion repurchase authorization.

On November 10, 2025, the Company completed the issuance of $700.0 million in aggregate principal amount of 5.500% senior unsecured notes due March 31, 2031 (the "2031 Notes") and $800.0 million in aggregate principal amount of 5.750% senior unsecured notes due March 31, 2034 (the "2034 Notes" and together with the 2031 Notes, the "Notes"). Proceeds from the Notes were used to redeem in full the $750.0 million outstanding of the Company's 3.250% senior unsecured notes due March 15, 2026 (the "Redemption"), to repay a portion of the borrowings under the ABL Facility, and to pay fees and expenses related to the Redemption and the issuance of the Notes.

Fiscal 2025 Outlook

The Company is providing an updated fiscal 2025 outlook and expects its financial results to be as follows:
•Identical sales growth in the range of 2.2% to 2.5% (previously 2.2% to 2.75%) (1)
•Adjusted EBITDA in the range of $3.825 billion to $3.875 billion, including approximately $65 million related to the Company's 53rd week (previously $3.8 billion to $3.9 billion)
•Adjusted net income per Class A common share in the range of $2.08 to $2.16 per share (previously $2.06 to $2.19 per share)
•Effective income tax rate in the range of 23% to 24% (previously 23.5% to 24.5%)
•Capital expenditures in the range of $1.8 billion to $1.9 billion (unchanged)
(1) Reflects a 16 to 18 basis point impact for fiscal 2025 or a 65 to 70 basis point impact for the fourth quarter of fiscal 2025 related to the Inflation Reduction Act's Medicare Drug Price Negotiation Program which took effect on January 1, 2026, resulting in lower pharmacy sales.

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the updated fiscal 2025 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2025. The expected effective tax rate does not reflect potential future rate adjustments for the resolution of tax audits or potential changes in tax laws, which cannot be predicted with reasonable certainty.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Susan Morris, CEO, and Sharon McCollam, President & CFO. The call will be webcast and can be accessed at https://albertsonscompanies.com/investors/events-and-presentations. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of November 29, 2025, the Company operated 2,243 retail stores with 1,708 in-store pharmacies, 404 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 35 states and the District of Columbia under 22 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, ACME, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2024, along with the Albertsons Companies Foundation, the Company contributed more than $435 million in food and financial support, including more than $40 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

Albertsons, Safeway, Vons, Jewel-Osco, Tom Thumb, Randalls, United Supermarkets, Pavilions, Haggen and Balducci's Food Lovers Market are registered trademarks of Albertsons Companies Inc. or its subsidiaries. ACME, Carrs, Kings Food Markets, Shaw's, and Star Market are trademarks of Albertsons Companies Inc. or its subsidiaries. Albertsons associated logos, product names and services are trademarks of Albertsons Companies, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements and may adversely impact our financial condition and results of operations include:
•changes in macroeconomic conditions such as rates of food price inflation or deflation, fuel and commodity prices and macroeconomic uncertainty, including in international trade and current and potential future tariffs;
•changes in consumer behavior and spending patterns resulting from macroeconomic conditions, including shifts in state and federal assistance programs;
•changes in wage rates and our ability to negotiate acceptable contracts with labor unions, including the outcome of pending union negotiations;
•changes in price of goods sold in our stores and cost of goods used in our food products, as well as limitations in our ability to provide certain services, due to changes in various state and federal government legislation, regulation and executive orders;
•uncertainty regarding the geopolitical environment;
•our ability to succeed in a competitive landscape;
•our inability to execute on our standalone business and value-creating strategies following the termination of the merger agreement with Kroger due to prolonged uncertainties and restrictions on our business during the pendency of the merger;
•litigation in connection with the previously pending merger and the termination of the merger agreement, resulting in ongoing costs that we may be required to pay in connection with the lawsuit against Kroger, or our inability to collect the $600 million termination fee from Kroger, and negative reactions from the financial markets and our suppliers, customers, and associates as a result of the litigation;
•our ability to recruit and retain qualified or specialized associates who are critical to the success of our Customers for Life strategy;
•failure to achieve productivity initiatives, including those related to artificial intelligence, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all;
•challenges with our supply chain;
•operational and financial effects resulting from cyber incidents at the Company or at a third party, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and
•changes in tax rates, tax laws, and regulations that directly impact our business or our customers.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	12 weeks ended		40 weeks ended
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Net sales and other revenue	$19,123.7	$18,774.5	$62,920.3	$61,591.4
Cost of sales	13,874.9	13,528.1	45,826.6	44,484.8
Gross margin	5,248.8	5,246.4	17,093.7	17,106.6

Selling and administrative expenses	4,760.3	4,717.7	15,888.1	15,777.1
(Gain) loss on property dispositions and impairment losses, net	(1.2)	10.2	(28.7)	59.4
Operating income	489.7	518.5	1,234.3	1,270.1

Interest expense, net	116.0	109.0	363.1	358.3
Other (income) expense, net	(4.0)	(5.6)	(37.6)	0.3
Income before income taxes	377.7	415.1	908.8	911.5

Income tax expense	84.4	14.5	210.6	124.7
Net income	$293.3	$400.6	$698.2	$786.8

Net income per Class A common share
Basic net income per Class A common share	$0.55	$0.69	$1.25	$1.36
Diluted net income per Class A common share	0.55	0.69	1.25	1.35

Weighted average Class A common shares outstanding (in millions)
Basic	531.9	580.2	556.7	579.7
Diluted	534.7	584.1	559.4	582.9

% of net sales and other revenue
Gross margin	27.4%	27.9%	27.2%	27.8%
Selling and administrative expenses	24.9%	25.1%	25.3%	25.6%

Store data
Number of stores at end of quarter	2,243	2,273

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	November 29, 2025	February 22, 2025
ASSETS
Current assets
Cash and cash equivalents	$195.1	$293.6
Receivables, net	1,018.9	834.8
Inventories, net	5,496.7	4,989.0
Other current assets	386.1	441.6
Total current assets	7,096.8	6,559.0

Property and equipment, net	9,778.9	9,811.0
Operating lease right-of-use assets	6,103.8	6,153.4
Intangible assets, net	2,212.3	2,318.0
Goodwill	1,201.0	1,201.0
Other assets	700.5	713.3
TOTAL ASSETS	$27,093.3	$26,755.7

LIABILITIES
Current liabilities
Accounts payable	$4,037.7	$4,092.7
Accrued salaries and wages	1,294.0	1,345.2
Current maturities of long-term debt and finance lease obligations	595.7	57.6
Current operating lease obligations	739.9	705.5
Other current liabilities	1,148.0	1,050.0
Total current liabilities	7,815.3	7,251.0

Long-term debt and finance lease obligations	8,417.0	7,762.5
Long-term operating lease obligations	5,679.1	5,657.2
Deferred income taxes	820.6	824.1
Other long-term liabilities	1,859.5	1,875.0

Commitments and contingencies

STOCKHOLDERS' EQUITY
Class A common stock	6.0	6.0
Additional paid-in capital	2,079.1	2,184.0
Treasury stock, at cost	(1,598.3)	(386.7)
Accumulated other comprehensive income	78.9	94.7
Retained earnings	1,936.1	1,487.9
Total stockholders' equity	2,501.8	3,385.9
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,093.3	$26,755.7

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	40 weeks ended
	November 29, 2025	November 30, 2024
Cash flows from operating activities:
Net income	$698.2	$786.8
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on property dispositions and impairment losses, net	(28.7)	59.4
Depreciation and amortization	1,439.6	1,396.9
Operating lease right-of-use assets amortization	539.9	522.0
LIFO expense	41.5	22.9
Deferred income tax	(0.4)	(182.9)
Contributions to pension and post-retirement benefit plans, net of expense (income)	(76.6)	(70.7)
Deferred financing costs	15.3	12.4
Equity-based compensation expense	73.6	87.9
Other operating activities	15.5	12.8
Changes in operating assets and liabilities:
Receivables, net	(182.7)	(205.1)
Inventories, net	(549.2)	(214.9)
Accounts payable, accrued salaries and wages and other accrued liabilities	80.6	(77.6)
Operating lease liabilities	(443.0)	(435.1)
Self-insurance assets and liabilities	7.4	35.4
Other operating assets and liabilities	18.6	171.9
Net cash provided by operating activities	1,649.6	1,922.1

Cash flows from investing activities:
Payments for property, equipment and intangibles, including lease buyouts	(1,412.8)	(1,446.7)
Proceeds from sale of assets	85.2	24.1
Other investing activities	42.2	6.1
Net cash used in investing activities	(1,285.4)	(1,416.5)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, including ABL facility	2,585.0	50.0
Payments on long-term borrowings, including ABL facility	(1,350.4)	(250.7)
Payments of obligations under finance leases	(33.1)	(41.1)
Payments for debt financing costs	(33.9)	—
Dividends paid on common stock	(246.7)	(208.5)
Treasury stock purchase, at cost	(1,199.7)	—
Unsettled accelerated share repurchase agreement	(150.0)	—
Employee tax withholding on vesting of restricted stock units	(32.4)	(42.0)
Net cash used in financing activities	(461.2)	(492.3)

Net (decrease) increase in cash and cash equivalents and restricted cash	(97.0)	13.3
Cash and cash equivalents and restricted cash at beginning of period	297.9	193.2
Cash and cash equivalents and restricted cash at end of period	$200.9	$206.5

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following table reconciles Net income to Adjusted net income and Adjusted EBITDA (in millions):

	12 weeks ended		40 weeks ended
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Net income	$293.3	$400.6	$698.2	$786.8
Adjustments:
Business transformation (1)(b)	35.6	15.0	109.2	52.8
Equity-based compensation expense (b)	21.2	21.7	73.6	87.9
(Gain) loss on property dispositions and impairment losses, net	(1.2)	10.2	(28.7)	59.4
LIFO expense (a)	13.2	3.5	41.5	22.9
Merger-related costs (2)(b)	23.1	61.1	61.1	220.8
Certain legal and regulatory accruals and settlements, net (b)	2.9	2.2	13.9	2.0
Amortization of debt discount and deferred financing costs (c)	3.8	3.8	15.2	12.3
Amortization of intangible assets resulting from acquisitions (b)	11.2	11.1	37.1	36.9
Miscellaneous adjustments (3)(e)	18.0	4.3	16.0	37.1
State income tax benefits related to the settlement of audits	—	(81.0)	—	(81.0)
Tax impact of adjustments to Adjusted net income	(30.8)	(32.2)	(79.5)	(125.0)
Adjusted net income	$390.3	$420.3	$957.6	$1,112.9
Tax impact of adjustments to Adjusted net income	30.8	32.2	79.5	125.0
State income tax benefits related to the settlement of audits	—	81.0	—	81.0
Income tax expense	84.4	14.5	210.6	124.7
Amortization of debt discount and deferred financing costs (c)	(3.8)	(3.8)	(15.2)	(12.3)
Interest expense, net	116.0	109.0	363.1	358.3
Amortization of intangible assets resulting from acquisitions (b)	(11.2)	(11.1)	(37.1)	(36.9)
Depreciation and amortization (d)	432.2	423.0	1,439.6	1,396.9
Adjusted EBITDA	$1,038.7	$1,065.1	$2,998.1	$3,149.6

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following tables reconcile diluted net income per Class A common share to Adjusted net income per Class A common share (in millions, except per share data):

	12 weeks ended		40 weeks ended
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Numerator:

Adjusted net income (4)	$390.3	$420.3	$957.6	$1,112.9

Denominator:

Weighted average Class A common shares outstanding - diluted	534.7	584.1	559.4	582.9
Restricted stock units (5)	7.6	7.4	7.9	8.0
Adjusted weighted average Class A common shares outstanding - diluted	542.3	591.5	567.3	590.9

Adjusted net income per Class A common share - diluted	$0.72	$0.71	$1.69	$1.88

	12 weeks ended		40 weeks ended
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Net income per Class A common share - diluted	$0.55	$0.69	$1.25	$1.35
Non-GAAP adjustments (6)	0.18	0.03	0.46	0.56
Restricted stock units (5)	(0.01)	(0.01)	(0.02)	(0.03)
Adjusted net income per Class A common share - diluted	$0.72	$0.71	$1.69	$1.88
(1) Primarily includes costs associated with third-party consulting fees related to our Customers for Life strategy and costs related to employee terminations.
(2) The 12 and 40 weeks ended November 29, 2025 primarily relates to litigation costs and retention program expense related to the terminated merger. The 12 and 40 weeks ended November 30, 2024 primarily includes third-party legal and advisor fees and retention program expense related to the merger.
(3) Primarily includes pension settlement gains and losses, adjustments for closed stores and surplus properties, net realized and unrealized gains and losses related to non-operating investments, non-cash rent expense, gains and losses on energy hedges and other items not considered in our core performance.
(4) See the reconciliation of Net income to Adjusted net income above for further details.
(5) Represents incremental unvested restricted stock units ("RSUs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs as of the end of each respective period.
(6) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Condensed Consolidated Statements of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

(d) Depreciation and amortization:

	12 weeks ended		40 weeks ended
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Cost of sales	$46.4	$41.3	$155.7	$136.7
Selling and administrative expenses	385.8	381.7	1,283.9	1,260.2
Total Depreciation and amortization	$432.2	$423.0	$1,439.6	$1,396.9

(e) Miscellaneous adjustments:

	12 weeks ended		40 weeks ended
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Cost of sales	$(0.2)	$(0.4)	$(0.5)	$2.0
Selling and administrative expenses	19.2	8.1	42.5	31.7
Other (income) expense, net	(1.0)	(3.4)	(26.0)	3.4
Total Miscellaneous adjustments	$18.0	$4.3	$16.0	$37.1

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

The following table is a reconciliation of Net debt ratio on a rolling four quarter basis:

	November 29, 2025	November 30, 2024
Total debt (including finance leases)	$9,012.7	$7,838.4
Cash and cash equivalents	195.1	202.3
Total debt net of cash and cash equivalents	8,817.6	7,636.1

Rolling four quarters Adjusted EBITDA	$3,853.2	$4,065.4

Total Net debt ratio	2.29	1.88

The following table is a reconciliation of Net income to EBITDA and Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	November 29, 2025	November 30, 2024
Net income	$870.0	$1,037.3
Depreciation and amortization	1,860.6	1,816.0
Interest expense, net	464.6	467.3
Income tax expense	257.0	189.0
EBITDA	3,452.2	3,509.6

Business transformation (1)	161.6	60.0
Equity-based compensation expense	91.9	111.9
Loss on property dispositions and impairment losses, net	7.7	60.2
LIFO expense (benefit)	47.2	(12.9)
Merger-related costs (2)	95.1	277.2
Certain legal and regulatory accruals and settlements, net	18.0	2.0
Miscellaneous adjustments (3)	(20.5)	57.4
Adjusted EBITDA	$3,853.2	$4,065.4
(1) Primarily includes costs associated with third-party consulting fees related to our Customers for Life strategy and costs related to employee terminations.
(2) Primarily includes third-party legal and advisor fees and retention program expense related to the merger. Also includes litigation costs related to the termination of the merger in December 2024.
(3) Primarily includes pension settlement gains and losses, net realized and unrealized gains and losses related to non-operating investments, adjustments for closed stores and surplus properties, non-cash rent expense, gains and losses on energy hedges and other items not considered in our core performance.